Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-161611 and 333-161615) of CareFusion Corporation of our reports dated August 9, 2013, with respect to the consolidated financial statements and schedule of CareFusion Corporation, and the effectiveness of internal control over financial reporting of CareFusion Corporation, included in this Annual Report (Form 10-K) for the year ended June 30, 2013.

/s/ Ernst & Young LLP

San Diego, California

August 9, 2013